Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:	Jim Wise (618) 474-7476 - media inquiries
Erin Williams (618) 474-7465 - investor relations

ARGOSY GAMING COMPANY

REPORTS THIRD QUARTER 2004 EARNINGS

Alton, IL, October 27, 2004 — Argosy Gaming Company (NYSE:AGY) today announced third quarter results for the period ended September 30, 2004.  Diluted earnings per share (“Diluted EPS”) were $0.71 on net income of $21.1 million, as compared to Diluted EPS of $0.56 on net income of $16.5 million for the third quarter of 2003.  Included in the quarterly results for the third quarter of 2004 is a gain of $3.2 million pre-tax, or approximately $0.06 per diluted share, from the sale of one of the boats that operated at the Company’s Joliet property prior to the addition of the current barge-based facility.  In previously issued guidance, the Company anticipated incurring a $0.11 charge in the third quarter related to the recent refinancing of its senior credit facility.  However, the charge was not incurred, as the ultimate structure of the refinancing requires that the associated fees be amortized over the life of the amended facility instead of being expensed currently.

Net income for the nine months ended September 30, 2004, was $43.7 million ($1.47 EPS) on net revenues of $785.1 million, compared to net income of $38.1 million ($1.30 EPS) on net revenues of $727.6 million for the same period in 2003.  For the nine-month period ended September 30, 2003, a $5.9 million charge due to new legislation regarding the calculation of the 2002 increase in Indiana gaming tax rates and a $6.5 million write-down of barge platforms originally intended for use at the Company’s Joliet property reduced EPS by $0.26 per share.  For the nine-month period ended September 30, 2004, results were positively impacted by the $0.06 per share gain on the sale of the Joliet boat, but were negatively impacted by $0.52 per share in expenses related to the refinancing of the Company’s 10 ¾% notes in February.

Third Quarter Results

Net revenues for the third quarter of 2004 were $266.5 million, up 9.7% from third quarter 2003 net revenues of $242.9 million.  Each of the Company’s properties reported higher net revenues in the third quarter of 2004 than in the same quarter of 2003.  Argosy Casino-Riverside achieved a 53.3% increase in net revenues versus the same quarter in 2003, improving from $22.7 million to $34.8 million, and in line with its capacity increase due to the opening of its new casino in December, 2003.  In Sioux City, net revenues increased 22.6%, from $10.2 million in 2003 to $12.5 million in 2004.  In September, the first full month of operations from the larger riverboat previously used in Riverside, casino revenues in Sioux City increased 48% on a 28% increase in capacity.  At the Company’s Lawrenceburg property net revenues increased $7.7 million, or 7.1%, to $115.5 million from $107.8 million in the third quarter of 2003.

The Company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $71.6 million for the third quarter 2004, as compared to $63.1 million for the third quarter 2003.  The $8.5 million increase is primarily related to the successful expansion of the Company’s Riverside casino and improved operational performance at most of the Company’s properties.  EBITDA margin (EBITDA as a percent of net revenues) improved from the same quarter last year at every property except for the Company’s two Illinois casinos, excluding Joliet’s boat sale.  Company-wide, EBITDA margin for the quarter was 26.9%, up from 26.0% for the same quarter last year.  The Company’s effective gaming and admission tax rate (gaming and admission taxes as a percent of net revenues) increased 2.0 percentage points, from 33.8% in the third quarter of 2003 to 35.8% this quarter.  The gain from the sale of the boat in Joliet had a positive impact on the consolidated EBITDA margin of 1.2 percentage points.

“Higher revenues and improved margins are a strong testament to the great job done by our management teams,” said Richard J. Glasier, President and CEO of Argosy Gaming Company. “I’m very pleased with our results this quarter, particularly in light of the tough tax environment in Illinois and the highly competitive nature of some of the markets we operate in.”

The Company reported a reduction in debt from $847.1 million as of June 30, 2004 to $805.3 million as of September 30, 2004.  As a result of the reduction in debt and a lower effective interest rate, net interest expense dropped from $19.0 million in the third quarter of 2003 to $15.6 million in the current quarter.

On September 30, 2004 Argosy completed a refinancing of its Revolving Credit and Term Loan B facilities.  The existing Credit Agreement, which consisted of a $400 million revolver and $275 million term loan B, was amended and restated to permit a $500 million revolver and $175 million term loan B.  The new facility reduces the interest rate on the term loan B from LIBOR plus 225 basis points to LIBOR plus 175 basis points.  The interest rate for LIBOR-based loans under the new facility for the revolver dropped by approximately 88 basis points.

Argosy spent $14.0 million in capital during the quarter ended September 30, 2004 of which approximately half was for maintenance capital and half for project capital at the Sioux City and Riverside properties.  The Argosy IV riverboat, which was previously used in Riverside, went into service in Sioux City on September 1, 2004, with 125 more slot machines and six additional gaming tables.  The Sioux City expansion project, which also included enhanced parking and a new live entertainment venue, was completed on budget at a cost of approximately $8 million.  At Riverside, work has begun on the construction of a 1,400-space garage to replace the existing 800-space facility.  Completion is expected at the end of August of 2005.  The $75 million project also includes the construction of a hotel with approximately 250 rooms that is expected to be completed near the end of 2006.  Argosy continues to evaluate alternative expansion projects at Lawrenceburg and expects to finalize its decision by year-end 2004.  The Company expects capital expenditures for the fourth quarter of 2004 to be in the range of $15 million to $20 million, of which $10 million to $12 million will be for project capital, and the remainder for maintenance capital.

“Argosy’s new casino at Riverside is still growing the Kansas City market, and the transfer of the Riverside boat to Sioux City has created a lot of excitement in the market,” said Glasier.  “Our investments at these properties have given us very solid returns.  We’re looking forward to continued growth with our expansion projects in Riverside and Lawrenceburg.”

In October 2004, the Company entered into a contract to purchase Raceway Park in Toledo, Ohio for approximately $20 million, subject to various conditions including regulatory approval.  The purchase also includes an off-track wagering facility in Sandusky, Ohio.

Guidance

Argosy expects reported full-year 2004 EPS in the range of $1.95 - $2.00.  Included in the estimate are $0.52 in costs associated with refinancing the Company’s senior subordinated notes in February and the $0.06 gain from the sale of the Joliet boat.

Argosy will host a conference call for interested parties on October 27, 2004, at 11:00 a.m. EST to review its third quarter financial results.    For those interested in participating in the call, please dial (706) 634-1306 and reference conference ID #1541464 ten to fifteen minutes prior to the call start time.  The call will also be broadcast live via the Internet and may be accessed through our web site at www.argosycasinos.com.  A simulcast of the web cast will be made available through November 3, 2004 and can be accessed through our web site: www.argosycasinos.com.

Argosy Gaming Company is a leading owner and operator of casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.   These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,”   “foresees,” or other words or phrases of similar import.    Similarly, such statements herein that describe the Company’s business outlook, objectives, strategy, intentions or goals are also forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•                  competitive and general economic conditions in the markets in which the Company operates, including locations of competitors and legalization of gaming in new jurisdictions;

•                  construction factors relating to the Company’s expansion projects, including delays, zoning issues, environmental restrictions, weather and other hazards, site access matters and building permit issues;

•                  the ability to effectively implement operational changes at the Company’s properties;

•                  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

•                  changes in laws (including increased tax rates), regulations or accounting standards;

•                  the effect of future legislation or regulatory changes on the Company’s operations (including legalization of gaming in new jurisdictions);

•                  other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

ARGOSY GAMING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Casino	$271,204	$245,928	$795,424	$738,938
Admissions	5,829	4,594	16,540	10,761
Food, beverage and other	26,828	24,270	79,246	74,023
	303,861	274,792	891,210	823,722
Less promotional allowances	(37,373)	(31,854)	(106,069)	(96,107)
Net revenues	266,488	242,938	785,141	727,615

Costs and expenses:
Gaming and admission taxes	95,442	82,125	277,033	257,448
Casino	30,660	32,499	94,413	99,873
Selling, general and administrative	42,153	37,412	124,254	112,682
Food, beverage and other	19,304	17,394	56,626	52,953
Other operating expenses	10,449	10,420	30,047	31,305
Depreciation and amortization	16,504	13,235	45,577	38,757
Gain on sale of asset held for sale	(3,155)	—	(3,155)	—
Write down of assets	—	—	—	6,500
	211,357	193,085	624,795	599,518
Income from operations	55,131	49,853	160,346	128,097

Other income (expense):
Interest income	65	20	104	106
Interest expense	(15,680)	(19,054)	(50,325)	(56,990)
Expense on early retirement of debt	—	—	(26,040)	—
	(15,615)	(19,034)	(76,261)	(56,884)

Income before income taxes	39,516	30,819	84,085	71,213

Income tax expense	(18,376)	(14,330)	(40,402)	(33,114)

Net income	$21,140	$16,489	$43,683	$38,099

Basic income per share	$0.72	$0.56	$1.48	$1.31

Diluted income per share	$0.71	$0.56	$1.47	$1.30

Weighted average shares outstanding:
Basic	29,475,631	29,230,951	29,421,578	29,095,635
Diluted	29,658,326	29,428,042	29,634,103	29,339,888

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$27,774	$26,778	$80,861	$85,364
Argosy Casino - Riverside	35,980	23,453	111,181	71,569
Argosy Casino - Baton Rouge	20,109	20,109	62,743	60,598
Argosy Casino - Sioux City	12,914	10,515	35,997	31,684
Argosy Casino - Lawrenceburg	115,358	106,817	335,031	307,014
Empress Casino Joliet	59,069	58,256	169,611	182,709
Total	$271,204	$245,928	$795,424	$738,938

Net Revenues
Alton Belle Casino	$26,433	$25,583	$77,067	$81,718
Argosy Casino - Riverside	34,847	22,724	108,603	68,738
Argosy Casino - Baton Rouge	20,533	20,358	64,389	62,160
Argosy Casino - Sioux City	12,497	10,190	34,878	30,765
Argosy Casino - Lawrenceburg	115,504	107,805	336,486	310,228
Empress Casino Joliet	56,674	56,278	163,718	174,006
Total	$266,488	$242,938	$785,141	$727,615

Income (loss) from operations
Alton Belle Casino	$3,009	$3,694	$8,593	$13,027
Argosy Casino - Riverside	6,208	3,814	23,713	11,216
Argosy Casino - Baton Rouge	1,809	1,226	7,239	4,215
Argosy Casino - Sioux City	3,055	1,748	8,267	5,338
Argosy Casino - Lawrenceburg	34,530	32,302	101,368	82,733
Empress Casino Joliet (4)	14,259	12,802	33,672	29,020
Corporate	(7,739)	(5,733)	(22,506)	(17,452)
Total	$55,131	$49,853	$160,346	$128,097

ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NET INCOME TO EBITDA (1)

(In Thousands, unaudited)

	Three months ended September 30, 2004		Three months ended September 30, 2003
Net income		$21,140		$16,489
Income tax expense		18,376		14,330
Interest expense, net		15,615		19,034

Depreciation and amortization expense:
Alton Belle Casino	$1,746		$1,598
Argosy Casino - Riverside	4,355		1,479
Argosy Casino - Baton Rouge	2,178		2,282
Argosy Casino - Sioux City	786		1,119
Argosy Casino - Lawrenceburg	3,585		3,216
Empress Casino Joliet	3,212		2,986
Corporate (3)	642		555
Total	16,504	16,504	13,235	13,235

EBITDA (1):
Alton Belle Casino	4,755		5,292
Argosy Casino - Riverside	10,563		5,293
Argosy Casino - Baton Rouge	3,987		3,508
Argosy Casino - Sioux City	3,841		2,867
Argosy Casino - Lawrenceburg	38,115		35,518
Empress Casino Joliet (4)	17,471		15,788
Corporate (3)	(7,097)		(5,178)
Total	$71,635	$71,635	$63,088	$63,088

	Nine months ended September 30, 2004		Nine months ended September 30, 2003
Net income (2)		$43,683		$38,099
Income tax expense		40,402		33,114
Interest expense, net		50,221		56,884

Depreciation and amortization expense:
Alton Belle Casino	$4,906		$5,009
Argosy Casino - Riverside	9,404		4,297
Argosy Casino - Baton Rouge	6,683		6,514
Argosy Casino - Sioux City	2,506		3,306
Argosy Casino - Lawrenceburg	10,580		9,710
Empress Casino Joliet	9,599		8,319
Corporate (3)	1,899		1,602
Total	45,577	45,577	38,757	38,757

EBITDA (1):
Alton Belle Casino	13,499		18,036
Argosy Casino - Riverside	33,117		15,513
Argosy Casino - Baton Rouge	13,922		10,729
Argosy Casino - Sioux City	10,773		8,644
Argosy Casino - Lawrenceburg	111,948		92,443
Empress Casino Joliet (4)	43,271		37,339
Corporate (2)(3)	(46,647)		(15,850)
Total	$179,883	$179,883	$166,854	$166,854

ARGOSY GAMING COMPANY

NOTES TO SELECTED FINANCIAL INFORMATION

(in thousands)

(1)          “EBITDA” represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, 2) a principal basis for valuation of gaming companies and 3) is used as a basis for determining compliance with our credit facility.  Management uses property-level EBITDA (EBITDA before corporate expense) and EBITDA margin (EBITDA as a percent of net revenues) as the primary measures of our properties’ performance, including the evaluation and compensation of operating personnel.  EBITDA should not be construed as an alternative to GAAP-based financial measures such as operating income, an indicator of our operating performance, or cash flows from operating activities, a measure of our liquidity.  We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors.  In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return.  We do not consider EBITDA in isolation.  Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

(2)          Includes $26,040 of pre-tax expense on early retirement of debt for the nine months ended September 30, 2004.

(3)          Because we do not include corporate expense in our computation, property-level EBITDA does not reflect all the costs of operating the properties as if each were a stand-alone business unit.  Corporate expense includes significant expenses necessary to manage a multiple casino operation, certain of which, such as corporate executive compensation, development, public company reporting, treasury, accounting, legal and tax expenses, would also be required of a typical stand-alone casino property.

(4)          Included for the three and nine months ended September 30, 2004 is a gain of $3,155 on the sale of an asset held for sale.  Included for the nine months ended September 30, 2003 is a $6,500 write-down of assets related to assets previously held for future development.

ARGOSY GAMING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	September 30, 2004	December 31, 2003
	(unaudited)
Current assets:
Cash and cash equivalents	$63,829	$67,205
Accounts receivable, net	3,693	4,292
Income taxes receivable	—	1,015
Deferred income taxes	12,001	13,295
Other current assets	10,665	7,196
Total current assets	90,188	93,003

Net property and equipment	548,684	548,120
Other assets:
Deferred finance costs, net	20,230	16,748
Goodwill, net	727,470	727,470
Intangible assets, net	24,338	26,092
Other	4,652	439
Total other assets	776,690	770,749
Total assets	$1,415,562	$1,411,872
Current liabilities:
Accounts payable	$14,579	$26,955
Accrued payroll and related expenses	24,323	24,125
Accrued gaming and admission taxes	20,117	14,486
Other accrued liabilities	69,439	70,070
Accrued interest	6,594	9,296
Income taxes payable	9,762	—
Current maturities of long-term debt	2,526	4,648
Total current liabilities	147,340	149,580

Long-term debt	802,751	865,510
Deferred income taxes	112,145	93,119
Other long-term obligations	1,211	419

Stockholders’ equity:
Common stock, $.01 par; 120,000,000 shares authorized;
29,479,267 and 29,314,542 shares issued and outstanding
at September 30, 2004 and December 31, 2003, respectively	295	293
Capital in excess of par	95,796	92,551
Accumulated other comprehensive loss	—	(1,941)
Retained earnings	256,024	212,341
Total stockholders’ equity	352,115	303,244
Total liabilities and stockholders’ equity	$1,415,562	$1,411,872